Contact:   Calvin E. Jenness
                                                       Senior Vice President
                                                       Chief Financial Officer
                                                       And Treasurer
                                                       503-653-4573
                                            Release:   Immediately


BLOUNT REPORTS FIRST QUARTER EARNINGS

     o    Sales increase of 15% over 2002

     o    Outdoor Products segment operating income increase of $5.4 million

     o Lawnmower segment and Industrial and Power Equipment segment profitability decline

PORTLAND, OR, May 13, 2003- Blount International, Inc. [NYSE: BLT] ("Blount" or the "Company") today reported results for the first quarter ended March 31, 2003. Sales for the quarter were $122.9 million, a 15.3% increase from sales in last year's first quarter. Net income in the quarter was $0.5 million ($.02 per share) compared to a net loss of $6.5 million ($.21 per share) in 2002. Last year's net loss included $5.6 million in restructuring expense related to the relocation of the Company's headquarters during 2002. The improvement in net income from 2002 is primarily due to an increase in segment operating income of $4.6 million and lower restructuring expense of $5.4 million, partially offset by higher income taxes of $3.5 million.

Commenting on the first quarter results, James S. Osterman, President and Chief Executive Officer, stated, "Overall our results were in line with our expectations. The robust demand for our chain products more than offset the market softness in our Lawnmower and Industrial and Power Equipment segments. A weaker U.S dollar provided for some of the sales momentum in the chain business. Although our shipments of forestry equipment increased from last year, discount levels remained high, leading to a reduced segment operating income. Our Lawnmower segment experienced a slight increase in sales but a decline in profit as we saw a shift in product mix to units with lower prices and margins."

SEGMENT RESULTS

Beginning with the first quarter of 2003, the Company will report operational results in three segments: Outdoor Products, Lawnmower, and Industrial and Power Equipment. This change reflects the establishment of the Company's Dixon operations as the Lawnmower segment. Historically, the Dixon results were included in the Outdoor Products segment. All historical amounts have been realigned to reflect this change.

The Outdoor Products segment reported first quarter sales of $85.2 million, a 16.6% increase from last year's sales of $73.1 million. Operating income for this segment was $21.8 million, an increase from last year's $16.4 million. Sales were up in all major geographical markets including both the replacement and OEM channels. This year over year improvement is a change from last year's first quarter when the segment experienced a sales decline of 12.0% from the prior year comparable quarter. The two- year sales growth for the Outdoor Products segment in the first quarter was 2.6%. Backlog increased to $51.2 million from $30.1 million in last year's first quarter.

The Lawnmower segment recorded first quarter sales of $7.9 million compared to $7.8 million last year. Net operating loss in this segment was $0.7 million, an increase from last year's loss of $0.3 million.


                              -tables to follow-

Segment sales increased due to higher unit shipments from a year ago, as a result of a new entry level model that was introduced in mid-2002. The increase in net loss reflects a shift towards the lower priced units as well as higher employee benefit expenses. Backlog remains low at $0.5 million compared to $0.2 million last year. The market conditions in this segment remain difficult with significant competition and general economic concerns.

The Industrial and Power Equipment segment posted a first quarter sales increase of 12.8 % to $29.9 million from $26.5 million last year. Sales increased with an increase in units sold; however, higher discounting led to a reduction in margins. For the quarter, the segment broke even in profitability compared to operating income of $0.3 million in 2002. The gear components business contributed the majority of the profit decline as the construction and utility markets for that product line remain weak. Backlog for this segment as of March 31 was $9.4 million, down from $15.1 million in 2002.

Blount International, Inc. is a diversified international company operating in three principal business segments: Outdoor Products, Lawnmower and Industrial and Power Equipment. Blount International, Inc. sells its products in more than 100 countries around the world. For more information about Blount International, Inc., please visit our website at http://www.blount.com.

Forward looking statements in this release, including without limitation the Company's "expectations", "beliefs", "plans", "indications","estimates", "anticipations", and their variants, as defined by the Private Securities Litigation reform act of 1995, involve certain risks and actual results subsequent to the date of this announcement may differ materially.


                              -tables to follow-

BLOUNT INTERNATIONAL, INC. FINANCIAL DATA
CONSOLIDATED STATEMENTS OF INCOME                              Three mos. ended Mar. 31
In millions, except share data                                     2003           2002
----------------------------------------------------------------------------------------
Sales                                                          $    122.9    $    106.6
Cost of sales                                                        80.1          69.7
----------------------------------------------------------------------------------------
Gross profit                                                         42.8          36.9
Selling, general and administrative expenses                         24.3          22.4
Restructuring expenses                                                0.2           5.6
----------------------------------------------------------------------------------------
Income from operations                                               18.3           8.9
Interest expense                                                    (17.6)        (18.2)
Interest income                                                       0.3           0.3
Other income (expense), net                                          (0.1)         (0.6)
----------------------------------------------------------------------------------------
Income (loss) before income taxes                                     0.9          (9.6)
Provision  (benefit) for income taxes                                 0.4          (3.1)
----------------------------------------------------------------------------------------
Net income (loss)                                              $      0.5    $     (6.5)
----------------------------------------------------------------------------------------
Basic earnings (loss) per share:
----------------------------------------------------------------------------------------
     Net income (loss)                                         $     0.02    $    (0.21)
----------------------------------------------------------------------------------------
Diluted earnings (loss) per share:
----------------------------------------------------------------------------------------
     Net income (loss)                                         $     0.01    $    (0.21)
----------------------------------------------------------------------------------------
Shares used for per share computations:
Basic                                                          30,795,882    30,795,882
Diluted                                                        32,016,114    30,795,882
----------------------------------------------------------------------------------------
CONDENSED CONSOLIDATED BALANCE SHEETS                            Mar. 31,      Dec. 31,
In millions                                                        2003          2002
----------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                                      $     11.9    $     26.4
Accounts receivable                                                  65.5          58.5
Inventory                                                            64.2          64.8
Other current assets                                                 61.2          41.5
Property, plant and equipment, net                                   91.4          90.7
Other assets                                                        120.5         146.1
----------------------------------------------------------------------------------------
Total assets                                                   $    414.7    $    428.0
----------------------------------------------------------------------------------------
Liabilities
Notes payable and current maturities of long-term debt         $      3.5    $      3.4
Other current liabilities                                            80.9          96.8
Long-term debt                                                      624.2         624.1
Other liabilities                                                    74.4          72.6
----------------------------------------------------------------------------------------
Total liabilities                                                   783.0         796.9
----------------------------------------------------------------------------------------
Stockholders' equity (deficit)                                     (368.3)       (368.9)
----------------------------------------------------------------------------------------
Total liabilities and stockholders' equity (deficit)           $    414.7    $    428.0
----------------------------------------------------------------------------------------
SEGMENT INFORMATION                                             Three mos. ended Mar. 31
In millions                                                        2003          2002
----------------------------------------------------------------------------------------
Sales
Outdoor products                                               $     85.2    $     73.1
Lawnmower                                                             7.9           7.8
Industrial and power equipment                                       29.9          26.5
Elimination                                                          (0.1)         (0.8)
----------------------------------------------------------------------------------------
                                                               $    122.9    $    106.6
----------------------------------------------------------------------------------------
Operating income (loss)
Outdoor products                                               $     21.8    $     16.4
Lawnmower                                                            (0.7)         (0.3)
Industrial and power equipment                                        0.0           0.3
Corporate office expenses/Elimination                                (2.6)         (1.9)
Restructuring expenses                                               (0.2)         (5.6)
----------------------------------------------------------------------------------------
Income from operations                                         $     18.3    $      8.9
----------------------------------------------------------------------------------------